- ----------------------------------------
- ----------------------------------------
OMB APPROVAL
- ----------------------------------------
OMB Number:. . . . . . . . .  3235-0145
Expires: . . . . . . . October 31, 1994
Estimated average
burden hours per form. . . . . .  14.90
- ----------------------------------------
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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                        (New)*

                                  HELP AT HOME, INC.
- --------------------------------------------------------------------------------
                                    Name of Issuer

                                     COMMON STOCK
- --------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      422913103
- --------------------------------------------------------------------------------
                                     CUSIP Number

                   PAUL H. STEPHENS:  ROBERTSON, STEPHENS & COMPANY
             555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                    (415) 781-9700
- --------------------------------------------------------------------------------
             (Name, Address and Telephone Number of Person Authorized to
           Receive Notices and Communications)

                                    April 8, 1996
- --------------------------------------------------------------------------------
                Date of Event which Requires Filing of this Statement

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

         Check the following box if a fee is being paid with the statement
         [x]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

         NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                     SCHEDULE 13D
- --------------------------------------------------------------------------------
CUSIP No.  422913103                                Page  2  of  14  Pages
           ---------                                     ---    ----
- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Robertson, Stephens & Company, Incorporated
    Tax I.D. 94-3172874     See Exhibit A for a list of Executive Officers
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Source of Funds*
    OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
                                                                       / /
- -------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
    CALIFORNIA
- -------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                                 237,000 (Includes shares held of record by The Robertson Stephens Black Bear Fund, L.P.
                                 ("Black Bear") and the Robertson Stephens
                                 Global Low-Priced Stock Fund for which
                                 Robertson, Stephens & Co. Investment
                                 Management, L.P. ("RSIM") is investment
                                 manager. RSIM is also General Partner of Black Bear. Robertson Stephens & Company, Inc. is General Partner of RSIM See Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                                 0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power
                                 237,000
- -------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    237,000
- -------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                       / /
- -------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    6.76%
- -------------------------------------------------------------------------------
(14) Type of Reporting Person*
    CO
- -------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 422913103                                            PAGE 3 OF 14

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                     SCHEDULE 13D
- --------------------------------------------------------------------------------
CUSIP No.  422913103                                Page  3  of  14  Pages
           ---------                                     ---    ----
- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Paul Stephens
    Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Source of Funds*
    WC & PF
- -------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
                                                                       / /
- -------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
    UNITED STATES
- -------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                                 237,000 (Includes shares held of record by The Robertson Stephens Black Bear Fund, L.P.
                                 ("Black Bear") and the Robertson Stephens
                                 Global Low-Priced Stock Fund for which
                                 Robertson, Stephens & Co. Investment
                                 Management, L.P. ("RSIM") is investment
                                 manager. RSIM is also General Partner of Black Bear. Robertson Stephens & Company, Inc. is General Partner of RSIM See Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                                 0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power
                                 237,000
- -------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    237,000
- -------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                       / /
- -------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    6.76%
- -------------------------------------------------------------------------------
(14) Type of Reporting Person*
    IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 422913103                                            PAGE 4 OF 14

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                     SCHEDULE 13D
- --------------------------------------------------------------------------------
CUSIP No.  422913103                                Page  4  of  14  Pages
           ---------                                     ---    ----
- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Sanford Robertson
    Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Source of Funds*
    OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                / /
- -------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
    CALIFORNIA
- -------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                                 237,000 (Includes shares held of record by The Robertson Stephens Black Bear Fund, L.P.
                                 ("Black Bear") and the Robertson Stephens
                                 Global Low-Priced Stock Fund for which
                                 Robertson, Stephens & Co. Investment
                                 Management, L.P. ("RSIM") is investment
                                 manager. RSIM is also General Partner of Black Bear. Robertson Stephens & Company, Inc. is General Partner of RSIM See Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                                 0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power
                                 237,000
- -------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    237,000
- -------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                       / /
- -------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    6.76%
- -------------------------------------------------------------------------------
(14) Type of Reporting Person*
    IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 422913103                                            PAGE 5 OF 14

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                     SCHEDULE 13D
- --------------------------------------------------------------------------------
CUSIP No.  422913103                                Page  5  of  14  Pages
           ---------                                     ---    ----
- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Michael G. McCaffery
    Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Source of Funds*
    OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
                                                                       / /
- -------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
    CALIFORNIA
- -------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                                 237,000 (Includes shares held of record by The Robertson Stephens Black Bear Fund, L.P.
                                 ("Black Bear") and the Robertson Stephens
                                 Global Low-Priced Stock Fund for which
                                 Robertson, Stephens & Co. Investment
                                 Management, L.P. ("RSIM") is investment
                                 manager. RSIM is also General Partner of Black Bear. Robertson Stephens & Company, Inc. is General Partner of RSIM See Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                                 0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power
                                 237,000
- -------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    237,000
- -------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                       / /
- -------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    6.76%
- -------------------------------------------------------------------------------
(14) Type of Reporting Person*
    IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 422913103                                            PAGE 6 OF 14

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                     SCHEDULE 13D
- --------------------------------------------------------------------------------
CUSIP No.  422913103                                Page  6  of  14  Pages
           ---------                                     ---    ----
- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    G. Randy Hecht
    Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Source of Funds*
    OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
                                                                       / /
- -------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
    CALIFORNIA
- -------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                                 237,000 (Includes shares held of record by The Robertson Stephens Black Bear Fund, L.P.
                                 ("Black Bear") and the Robertson Stephens
                                 Global Low-Priced Stock Fund for which
                                 Robertson, Stephens & Co. Investment
                                 Management, L.P. ("RSIM") is investment
                                 manager. RSIM is also General Partner of Black Bear. Robertson Stephens & Company, Inc. is General Partner of RSIM See Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                                 0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power
                                 237,000
- -------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    237,000
- -------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                       / /
- -------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    6.76%
- -------------------------------------------------------------------------------
(14) Type of Reporting Person*
    IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 422913103                                            PAGE 7 OF 14

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                     SCHEDULE 13D
- --------------------------------------------------------------------------------
CUSIP No.  422913103                                Page  7  of  14  Pages
           ---------                                     ---    ----
- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Kenneth R. Fitzsimmons
    Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Source of Funds*
    OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
                                                                       / /
- -------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
    CALIFORNIA
- -------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                                 237,000 (Includes shares held of record by The Robertson Stephens Black Bear Fund, L.P.
                                 ("Black Bear") and the Robertson Stephens
                                 Global Low-Priced Stock Fund for which
                                 Robertson, Stephens & Co. Investment
                                 Management, L.P. ("RSIM") is investment
                                 manager. RSIM is also General Partner of Black Bear. Robertson Stephens & Company, Inc. is General Partner of RSIM See Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                                 0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power
                                 237,000
- -------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    237,000
- -------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                       / /
- -------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    6.76%
- -------------------------------------------------------------------------------
(14) Type of Reporting Person*
    IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 422913103                                            PAGE 8 OF 14


ITEM 1.  SECURITY AND ISSUER.

         This Schedule 13D is filed with respect to the Common Stock of Help at Home Inc. (the "Company"), whose offices are located at 223 West Jackson, Suite 510, Chicago, IL, 60606.

ITEM 2:  IDENTITY AND BACKGROUND.

         The Schedule 13D is filed on behalf of The Robertson Stephens Black Bear Fund and the Robertson Stephens Global Low-Priced Stock Fund ("the funds"), Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this 13D were made by the Funds.

         This Schedule 13D relates to the direct beneficial ownership in warrants of the Company by the Funds, and the indirect beneficial ownership in the warrants of the Company held by RS&Co. Inc. and RS&Co. Inc.'s five shareholders. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

         Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.

I. (a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, Investment Management, L.P. ("RSIM, L.P.") RSIM, L.P. is the investment adviser to the Black Bear Fund and the Global Low-Priced Stock Fund.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Corporation, Investment Banking.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

II. (a)  Paul H. Stephens.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

CUSIP 422913103                                            PAGE 9 OF 14


    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

III.     (a) Sanford R. Robertson.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

IV. (a)  Michael G. McCaffery.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

V.  (a)  G. Randy Hecht.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

VI. (a)  Kenneth R. Fitzsimmons.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

CUSIP 422913103                                            PAGE 10 OF 14


    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

ITEM 3:  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

         The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners.

ITEM 4:  PURPOSE OF TRANSACTION:

         The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:  INTEREST IN SECURITIES OF THE ISSUER.

         (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                   No. of Shares
      Name of                                       Beneficially  Percentage of
      Beneficial Owner                                     Owned       Class(1)
      -------------------------------------------------------------------------

      Robertson, Stephens & Company, Incorporated    237,000 (2)          6.76%
      Paul H. Stephens                               237,000 (3)          6.76%
      Sanford R. Robertson                           237,000 (4)          6.76%
      Michael G. McCaffery                           237,000 (4)          6.76%
      G. Randy Hecht                                 237,000 (4)          6.76%
      Kenneth R. Fitzsimmons                         237,000 (4)          6.76%


(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 1,638,750 shares of Common Stock and 1,869,375 warrants to purchase common stock of the Issuer outstanding as of May 23, 1996.

(2) Robertson, Stephens & Company, Inc., a California Corporation, as General Partner of the Black Bear and Global Low-Priced Stock Fund's Investment Adviser, Robertson Stephens Investment Management L.P., is deemed to have shared dispositive power over 237,000 shares of the Company.

(3) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 237,000 shares of the Company held by the Funds.

(4)   Disclaims beneficial ownership.

CUSIP 422913103                                    PAGE 11 OF 14


        (c) The following is a list of transactions by the filing parties in the last 60 days:

        Entity                 Date          Shares    Price     Transaction
        ------                 ----          ------    -----     -----------
          Global  Low-     March 20, 1996    13,000    $1.69    Open Mkt. Buy
          Priced Stock
        Black Bear Fund    March 20, 1996     7,000    $1.69    Open Mkt. Buy
          Global Low-      March 26, 1996    20,000    $1.69    Open Mkt. Buy
          Priced Stock
        Black Bear Fund    March 28, 1996     8,000    $1.71    Open Mkt. Buy
          Global Low-      March 28, 1996     8,000    $1.67    Open Mkt. Sell
          Priced Stock
        Black Bear Fund    March 29, 1996    22,000    $1.69    Open Mkt. Buy
        Black Bear Fund    April 1, 1996     10,000    $1.67    Open Mkt. Buy
          Global Low-      April 1, 1996      5,000    $1.69    Open Mkt. Buy
          Priced Stock
          Global Low-      April 8, 1996     15,000    $1.69    Open Mkt. Buy
          Priced Stock
          Global Low-      April 12, 1996    15,000    $1.69    Open Mkt. Buy
          Priced Stock
          Global Low-      April 18, 1996    20,000    $1.56    Open Mkt. Buy
          Priced Stock
          Global Low-      April 29, 1996     5,000    $1.69    Open Mkt. Buy
          Priced Stock
          Global Low-      April 30, 1996     5,000    $1.69    Open Mkt. Buy
          Priced Stock


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        Please refer to Item 5.




ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

        The following exhibits are filed herewith:

        Exhibit A  - Agreement of Joint Filing

        Exhibit B - Power of Attorney

CUSIP 422913103            PAGE 12 OF 14


ITEM 8. SIGNATURE PAGE.

        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  May 24, 1996


        ROBERTSON, STEPHENS & COMPANY, INCORPORATED

        By:
              ---------------------------
             Paul H. Stephens
             Managing Director and Chief Investment Officer


              ---------------------------
             Paul H. Stephens


              ---------------------------
             Sanford R. Robertson


              ---------------------------
             Michael G. McCaffery


              ---------------------------
             G. Randy Hecht


              ---------------------------
             Kenneth R. Fitzsimmons